Exhibit 99.1

KCS:	Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

Kansas City Southern de Mexico Files Response to

The Investigating Authority of the Mexican Federal Competition Commission

Preliminary Report on Effective Competition in the Mexican Railway Freight System

Kansas City, Mo., April 20, 2017. Today, Kansas City Southern (KCS) (NYSE:KSU) wholly-owned subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (KCSM) filed its arguments and evidence with The Mexican Federal Competition Commission challenging the March 15, 2017 Preliminary Report of the Commission’s investigating authority on effective competition in the Mexican railway system of interconnection services. In that Preliminary Report, the Commission found a lack of effective competition with respect to interconnection services for trackage rights for KCSM, Ferromex, Ferrosur, and Ferrovalle.

The Preliminary Report does not have any legal or regulatory implications with respect to the rights of KCSM under its concession title or applicable law, nor the current operations of the railway system. Notwithstanding, KCSM’s response argues that the investigation which supports the conclusions in the Preliminary Report was conducted contrary to the rule of law, the rules of procedure, and relied upon faulty economic analysis.

The Organization for Economic Cooperation and Development (OECD), a forum in which governments work together to share experiences and of which Mexico is a member state, has issued three reports regarding the Mexican rail system. These include “Peer Review of Railway Freight Development in Mexico” in 2014 http://www.itf-oecd.org/sites/default/files/docs/14mexicorail.pdf, “Establishing Mexico’s Regulatory Agency for Rail Transport” in 2016 http://www.itf-oecd.org/sites/default/files/docs/16cspa_mexico-rail_regulation.pdf, and “Review of the Regulation of Freight Transport in Mexico” in 2017 http://www.oecd-ilibrary.org/governance/review-of-the-regulation-of-freight-transport-in-mexico_9789264268364-en. While these reports are not binding upon Mexican authorities or regulators, KCSM believes they represent important conclusions and findings that should have been considered by the investigative authority of the Competition Commission.

The conclusions in all three OECD reports are substantially similar. In its 2016 report, the OECD found, “In general, Mexican railway concessions face more competition from trucking than US or Canadian railways” (page 6) and “…In short, the concessioning system has worked well. Since transfer to private operators in 1998, rail tonne-kilometres have grown by over 50 percent, … Traffic density has grown in line with traffic and labor productivity is over six times higher. By a rough estimate, average Mexican rail freight costs have fallen by about 20 percent since concessioning … Without question, the Mexican concessions have become world class performers.” (page 17)

In its 2017 Report, the OECD said, “The concession system adopted was adapted to Mexican geography and freight markets…The approach relied on competitive forces, not only on stiff competition with other modes of transport (principally road transport), but on competition between railways operating on separate lines….Overall, the system design relied for effective competition on intermodal direct competition in key locations, parallel and source competition, supplemented by trackage rights in specific situations.” (page 81).

The Panel of the Competition Commission has 110 business days from today’s filing to analyze the evidence and arguments submitted by parties in response to the Preliminary Report and issue a Final Report. KCS believes that KCSM’s response to the Competition Commission’s Preliminary Report filed today is compelling and should lead to an amended Final Report.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal

Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements. Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date hereof. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; availability of qualified personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic, political and social conditions; the level of trade between the United States and Asia or Mexico; fluctuations in the peso-dollar exchange rate; increased demand and traffic congestion; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. KCS is not obligated to update any forward-looking statements to reflect future events or developments.

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